ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MAY 19, 2014 AND

PROSPECTUS DATED JANUARY 23, 2013)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-186155

THE NASDAQ OMX GROUP, INC.

$500,000,000 4.25% Senior Notes due 2024

Final Term Sheet

May 19, 2014

Issuer:	The NASDAQ OMX Group, Inc.

Ratings (Moody’s / S&P)*	Baa3 / BBB

Type:	SEC Registered

Title of Securities	4.25% Senior Notes due 2024 (the “notes”)

Size:	$500,000,000

Trade Date:	May 19, 2014

Settlement Date:	May 29, 2014 (T +7)

Maturity Date:	June 1, 2024

Interest Payment Dates:	Each June 1 and December 1, beginning on December 1, 2014

Coupon (Interest Rate):	4.25%

Price to Public:	99.653%

Benchmark Treasury:	2.50% due May 15, 2024

Benchmark Treasury Price and Yield:	99-20 and 2.543%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	4.293%

Optional Redemption:

Callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 30 basis points).

Notwithstanding the foregoing, at any time on or after March 1, 2024, the notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CUSIP / ISIN:	631103 AF5 / US631103AF50

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Manager:	Mizuho Securities USA Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it contacting J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com.